UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2015

The Spectranetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9965 Federal Drive
Colorado Springs, Colorado 80921
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (719) 633-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2015, The Spectranetics Corporation (the “Company”) entered into severance agreements (each, a “Severance Agreement” and collectively, the “Severance Agreements”) with certain executives of the Company, including the following named executive officers of the Company: Scott Drake, President and Chief Executive Officer; Guy A. Childs, Chief Financial Officer; Shahriar Matin, Chief Operating Officer; Kimberly M. Bridges, Senior Vice President, Sales and Marketing, Vascular Intervention; and Paul Gardon, Senior Vice President, General Counsel. The Severance Agreements supersede and replace any prior severance agreements entered into between the Company and any executive. Capitalized terms used but not defined in this Period Report have the meanings set forth in the Severance Agreements.

Under the Severance Agreement for Mr. Drake, if Mr. Drake has a Qualifying Termination, which is a termination of an executive’s employment by the Company without Cause or by the executive for Good Reason, the Company will pay Mr. Drake a lump-sum cash payment in an amount equal to two times his base salary in effect on the date of the Qualifying Termination. In addition, if the Qualifying Termination occurs within a Change of Control Period, which includes the 18-month period following a Change of Control and, in certain cases, the six-month period prior to a Change of Control, the Company will pay Mr. Drake a lump-sum cash payment in an amount equal to his target annual cash bonus for the year in which the Qualifying Termination occurs.

Under the Severance Agreements for Mr. Childs and Mr. Matin, if the executive has a Qualifying Termination, the Company will pay such executive a lump-sum cash payment in an amount equal to (i) his base salary in effect on the date of the Qualifying Termination and (ii) his target annual cash bonus for the year in which the Qualifying Termination occurs.

Under the Severance Agreements for the executives, except for Messrs. Drake, Childs and Matin, if the executive has a Qualifying Termination, the Company will pay such executive a lump-sum cash payment in an amount equal to his or her base salary in effect on the date of the Qualifying Termination. In addition, if the Qualifying Termination occurs within a Change of Control Period, the Company will pay such executive officer a lump-sum cash payment in an amount equal to his or her target annual cash bonus for the year in which the Qualifying Termination occurs.

All of the Severance Agreements provide that the Company will pay premium costs for health care coverage under COBRA for an executive through the earliest of (i) one year following the Qualifying Termination, (ii) the date that the executive becomes eligible for medical insurance coverage provided by another employer and (iii) the date that the executive is no longer eligible to receive such coverage under applicable law.

Each Severance Agreement provides that, if severance payments provided to the executive would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments will be reduced in order to avoid imposition of an excise tax under the Code only if the net after-tax amount of such parachute payment to the executive is less than 10% more than the net after-tax amount to such executive if such severance payments are reduced. In addition, each Severance Agreement is intended to comply with Section 409A of the Code.

The Severance Agreements require an executive to execute, and not revoke, a release of claims against the Company in order to receive any severance payments. The Severance Agreements also provide that, during an executive’s employment with the Company and for one year following the termination of the executive’s employment, the executive will not compete with the Company or solicit its employees and customers, as set forth in the Severance Agreement. In addition, under the Severance Agreements, an executive is prohibited from making disparaging statements about the Company during such executive’s employment and following the termination of such employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS CORPORATION
(registrant)

Date:	January 9, 2015	By:	/s/ Jeffrey A. Sherman
Jeffrey A. Sherman
Vice President, Deputy General Counsel and Corporate Secretary

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